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Exhibit 24.(B)(10)(b)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 25, 2008 with respect to the consolidated financial statements of John Hancock Variable Life Insurance Company (except Note 13, as to which the date is November 7, 2008) and our report dated April 15, 2008 with respect to the financial statements of John Hancock Variable Annuity Account JF, which are contained in the Statement of Additional Information in Post-Effective Amendment No. 12 in the Registration Statement (Form N-4 No. 333-84769) and the related Prospectus of John Hancock Variable Annuity Account JF.


                                        /s/ Ernst & Young LLP

Boston, Massachusetts
November 7, 2008